Exhibit 99.1

Contact: Andrew Hinton
(919) 774-6700

THE PANTRY ANNOUNCES THIRD QUARTER FISCAL 2013 RESULTS

Cary, North Carolina, August 6, 2013 - The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal third quarter ended June 27, 2013.

Third Quarter Summary:

•
Net income was $5.9 million or $0.26 per diluted share. This compares to net income of $14.8 million or $0.65 per diluted share in last year's third quarter. Excluding the impact of impairment charges, net income for the third quarter of fiscal 2013 was $6.4 million, or $0.28 per diluted share, compared to net income of $15.9 million, or $0.70 per diluted share, in the prior year (see reconciliation below).

•	Adjusted EBITDA was $65.3 million, down from $74.7 million a year ago.

•
Fuel gross profit was $53.8 million, compared to $67.1 million a year ago as retail fuel margin per gallon decreased to $0.123 from $0.146 in the prior year quarter. Comparable store fuel gallons sold decreased 4.4%.

•	Comparable store merchandise revenue increased 1.3% and increased 3.3% excluding cigarettes.

•	Merchandise gross margin was 33.8% compared to 33.5% a year ago.

•	Store operating and general and administrative expenses were $149.4 million compared to $152.1 million a year ago.

•
Our effective tax rate for the third quarter of fiscal 2013 was 54.9% compared to 36.5% in the third quarter of fiscal 2012 due to actual and anticipated levels of pre-tax profit. We now anticipate a full-year 2013 effective tax rate of 32.6% compared to 54.1% in 2012.

President and Chief Executive Officer Dennis G. Hatchell said, "I am pleased with the progress we made during the third quarter. Our comparable store merchandise sales growth moved back into positive territory as average sales per customer increased 2.5% compared to the prior year quarter. Additionally, we slowed the rate of decline in retail fuel gallons sold. However, fuel margins were $0.023 per gallon lower than during last year's third quarter leading to the decline in Adjusted EBITDA."

Mr. Hatchell continued by saying, "During the third quarter we made significant strides in the areas of store remodels and QSR's -- completing 31 store remodels and opening three new QSR's. We intend to maintain this pace going forward and to complement these activities with new store openings."

Fiscal 2013 Outlook

The Company announced the following guidance ranges for its expected performance in fiscal 2013, which is a 52-week fiscal year:

	Q4 FY12	Q4 FY13 Guidance		FY12	FY13 Guidance
	Actual	Low	High	Actual	Low	High

Merchandise sales ($B)(1)	$0.470	$0.467	$0.477	$1.81	$1.79	$1.80

Merchandise gross margin	34.6%	33.5%	34.1%	33.7%	33.8%	33.9%

Retail fuel gallons (B)(1)	0.455	0.423	0.438	1.81	1.69	1.71

Retail fuel margin per gallon	$0.095	$0.100	$0.125	$0.115	$0.114	$0.120

Store operating and general and administrative expenses ($M)	$154	$154	$158	$610	$601	$605

Depreciation & amortization ($M)	$33	$29	$30	$120	$117	$118

Interest expense ($M) (2)	$23	$22	$23	$84	$89	$90

Capital expenditures, net ($M)	$9	$21	$26	$55	$77	$82

(1) Fiscal 2013 guidance assumes closure of approximately 35 stores
(2) Excludes loss on extinguishment of debt

Conference Call
Interested parties are invited to listen to the second quarter earnings conference call scheduled for Tuesday, August 6, 2013 at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible through the Investors section of the Company's website at www.thepantry.com. A slide presentation for the conference call will also be available for download at the investor section of our website. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, net, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization. Adjusted EBITDA is not a measure of operating performance or liquidity under generally accepted accounting principles in the United States of America ("GAAP") and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company's business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and compensation targets. Adjusted EBITDA does not include impairment of long-lived assets and other charges. The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its remaining assets. Adjusted EBITDA does not include gain/loss on extinguishment of debt because it represents financing activities and is not indicative of the ongoing performance of the Company's remaining stores.

Net Income and Net Income Per Share Excluding Certain Items

In addition to net income and net income per share presented in accordance with GAAP, the Company has also presented net income and net income per share for the three months ended June 27, 2013 excluding the after-tax impact of non-cash charges related to impairment and loss on extinguishment of debt. Management believes that investors find this information useful as a reflection of the Company's underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry. Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company's historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, impairment charges, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations. Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of August 6, 2013, the Company operated 1,559 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as "expect," "plan," "anticipate," "intend," "outlook," "guidance," "believes," "should," "target," "goal," "forecast," "will," "may" or words of similar meaning. Forward-looking statements are likely to address matters such as the Company's anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as our pricing and merchandising strategies and their anticipated impact and our intentions with respect to acquisitions, the construction of new stores, including additional quick service restaurants, and the remodeling of our existing stores. . These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation; the Company's ability to enhance its operating performance through its in-store initiatives and its store remodel program; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; a disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to identify suitable acquisition targets and to take advantage of expected synergies in connection with acquisitions; the actual operating results of new or acquired stores; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws. These and other risk factors are discussed in the Company's Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of August 6, 2013. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Condensed Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Three Months Ended		Nine Months Ended
	June 27, 2013	June 28, 2012	June 27, 2013	June 28, 2012
Revenues:
Merchandise	$476,596	$476,493	$1,324,393	$1,339,751
Fuel	1,516,055	1,660,632	4,475,682	4,822,512
Total revenues	1,992,651	2,137,125	5,800,075	6,162,263
Costs and operating expenses:
Merchandise cost of goods sold	315,741	316,767	875,499	892,425
Fuel cost of goods sold	1,462,222	1,593,571	4,324,242	4,656,242
Store operating	123,275	126,914	371,808	383,084
General and administrative	26,078	25,166	75,179	73,190
Impairment charges	776	1,833	3,955	4,743
Depreciation and amortization	29,446	29,802	87,570	86,443
Total costs and operating expenses	1,957,538	2,094,053	5,738,253	6,096,127
Income from operations	35,113	43,072	61,822	66,136
Other expenses:
Loss on extinguishment of debt	—	—	—	2,539
Interest expense, net	21,959	19,732	67,218	61,282
Total other expenses	21,959	19,732	67,218	63,821
Income (loss) before income taxes	13,154	23,340	(5,396)	2,315
Income tax expense (benefit)	7,216	8,525	(1,412)	87
Net income (loss)	$5,938	$14,815	$(3,984)	$2,228

Earnings (loss) per diluted share:
Earnings (loss) per diluted share	$0.26	$0.65	$(0.18)	$0.10
Weighted average and potential dilutive shares outstanding	22,896	22,686	22,673	22,632

Selected financial data:
Adjusted EBITDA	$65,335	$74,707	$153,347	$157,322
Payments made for lease finance obligations	$13,047	$13,024	$38,689	$38,525
Merchandise gross profit	$160,855	$159,726	$448,894	$447,326
Merchandise margin	33.8%	33.5%	33.9%	33.4%
Retail fuel data:
Gallons	432,096	454,520	1,267,043	1,357,300
Margin per gallon (1)	$0.123	$0.146	$0.118	$0.121
Retail price per gallon	$3.45	$3.59	$3.47	$3.49
Total fuel gross profit	$53,833	$67,061	$151,440	$166,270

Comparable store data:
Merchandise sales %	1.3%	3.6%	0.5%	3.4%
Retail fuel gallons %	(4.4)%	(3.6)%	(5.7)%	(3.3)%

Number of stores:
End of period	1,562	1,592	1,562	1,592
Weighted-average store count	1,567	1,605	1,571	1,619

(1) Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment. Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	June 27, 2013	September 27, 2012
ASSETS
Cash and cash equivalents	$44,147	$89,175
Receivables, net	77,045	80,014
Inventories	146,074	137,376
Prepaid expenses and other current assets	22,712	21,734
Deferred income taxes	17,852	17,376
Total current assets	307,830	345,675

Property and equipment, net	899,145	935,841
Goodwill and other intangible assets	441,072	441,070
Other noncurrent assets	78,500	76,954
Total assets	$1,726,547	$1,799,540

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$2,555	$62,840
Current maturities of lease finance obligations	10,901	10,947
Accounts payable	162,451	155,008
Other accrued liabilities	115,165	121,760
Total current liabilities	291,072	350,555

Long-term debt	498,961	500,600
Lease finance obligations	435,895	443,020
Deferred income taxes	62,373	62,766
Deferred vendor rebates	9,547	11,886
Other noncurrent liabilities	106,335	106,162
Total shareholders' equity	322,364	324,551
Total liabilities and shareholders' equity	$1,726,547	$1,799,540

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Three Months Ended		Nine Months Ended
	June 27, 2013	June 28, 2012	June 27, 2013	June 28, 2012

Adjusted EBITDA	$65,335	$74,707	$153,347	$157,322
Impairment charges	(776)	(1,833)	(3,955)	(4,743)
Loss on extinguishment of debt	—	—	—	(2,539)
Interest expense, net	(21,959)	(19,732)	(67,218)	(61,282)
Depreciation and amortization	(29,446)	(29,802)	(87,570)	(86,443)
Income tax (expense) benefit	(7,216)	(8,525)	1,412	(87)
Net income (loss)	$5,938	$14,815	$(3,984)	$2,228

Adjusted EBITDA	$65,335	$74,707	$153,347	$157,322
Loss on extinguishment of debt	—	—	—	(2,539)
Interest expense, net	(21,959)	(19,732)	(67,218)	(61,282)
Income tax (expense) benefit	(7,216)	(8,525)	1,412	(87)
Stock-based compensation expense	623	546	2,348	2,170
Changes in operating assets and liabilities	19,147	22,861	(12,060)	12,426
Expense (Benefit) for deferred income taxes	7,421	7,691	(1,056)	(1,704)
Other	1,567	2,638	4,340	9,194
Net cash provided by operating activities	$64,918	$80,186	$81,113	$115,500

Additions to property and equipment, net	$(19,658)	$(9,925)	$(55,016)	$(46,120)
Acquisitions of businesses, net	—	—	(502)	—
Net cash used in investing activities	$(19,658)	$(9,925)	$(55,518)	$(46,120)

Net cash used in financing activities	$(10,104)	$(3,683)	$(70,623)	$(103,354)

Net increase (decrease) in cash	$35,156	$66,578	$(45,028)	$(33,974)

	Three Months Ended
	June 27, 2013			June 28, 2012
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Income, as reported	$13,154	$5,938	$0.26	$23,340	$14,815	$0.65
Impairment charges	776	474	0.02	1,833	1,121	0.05
Loss on extinguishment of debt	—	—	—	—	—	—
Income, as adjusted	$13,930	$6,412	$0.28	$25,173	$15,936	$0.70

	Nine Months Ended
	June 27, 2013			June 28, 2012
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
(Loss) income, as reported	$(5,396)	$(3,984)	$(0.18)	$2,315	$2,228	$0.10
Impairment charges	3,955	2,418	0.11	4,743	2,900	0.13
Loss on extinguishment of debt	—	—	—	2,539	1,552	0.07
(Loss) income, as adjusted	$(1,441)	$(1,566)	$(0.07)	$9,597	$6,680	$0.30